ADDENDUM TO PURCHASE AGREEMENT

Background

In a Purchase Agreement dated 23rd September, 2010, Zarlink Semiconductor AB (556027-1222) (hereafter Seller) sold its wholly owned real estate Järfälla Veddesta 2:43 to Fastighets AB Diamantsliparen (556811-6072) (hereafter  Buyer) for a purchase price of SEK 110.000.000. The Buyer took possession of the real estate on 29th September, 2010 at which date full payment was effected in accordance with article 4 i) and ii) in the Purchase Agreement. Payment was thus effected in the amount of SEK 95.000.000 in cash to the Seller’s bank account and in the amount of SEK 15.000.000 by means of a promissory note. In addition to the purchase price of SEK 110.000.000 the Purchase Agreement contains provision for an additional purchase sum in the maximum amount of SEK 10.000.000 to be paid on the terms stipulated in Article 10 in the Purchase Agreement over and above the agreed purchase price of SEK 110.000.000.

With a view to Seller obtaining an appropriate accounting treatment for the sale of the property Seller and Buyer have on request of the Seller agreed to make the following adjustments in the Purchase Agreement and it’s appendices.

Article 10 Additional Purchase Sum

The Seller hereby waives all of its rights to the additional purchase sum as defined and agreed upon in Article 10 i) to 10 vii) in the Purchase Agreements, which articles hereby are declared void.

Appendix 1 Promissory note and pledge

The parties agree that the guarantee provided by Kvalitena AB in regards to the Buyer’s obligation to effect payment of the SEK 15.000.000 in accordance with the promissory note, will be the Seller’s sole security in that respect. Hence, the Seller waives its right to set off debts for undisputed rent against the promissory note and agrees to return the shares in the Buyer as pledged by the Buyer’s owner, Kvalitena AB, as additional security for the fulfilment of the Buyer’s obligation to pay the SEK 15.000.000.

As a consequence of the above, the Promissory note including pledge agreement, as attached to the Purchase Agreement as Appendix 1, is hereby declared void and replaced by a new promissory note in the same amount of SEK 15.000.000 to serve as Appendix 1 to the Purchase Agreement . The promissory note has been duly signed by the parties simultaneously with this Addendum to the Purchase Agreement and has been attached as a schedule to this Addendum.

By signing the guarantee on the promissory note Kvalitena AB also confirms that all shares in the Buyer as pledged to the Seller on the 29th September, 2010, have been duly returned to Kvalitena AB.

To the avoidance of doubt it is acknowledged that the Purchase Agreement dated 23rd September 2010  will remain in force in all and every respect save for the adjustments agreed by this Addendum, following which the Bill of Sale dated 29th September 2010 has been exchanged by a Bill of Sale dated today as confirmation of that the Seller has waived its right to Additional Purchase sum to be used for registration of the change of ownership with the Land Register.

This Addendum has been executed in two originals, of which the Seller and Buyer have taken one each.

Stockholm       December, 2010

Zarlink Semiconductor AB                                                      Fastighets AB Diamantsliparen

 /s/ Tor Ygdevik                                                                                  /s/ Thomas Kjessler
signature                                                                                                    signature

Tor Ygdevik                                                                                              Thomas Kjessler
name in print                                                                                            name in print

/s/ Anders Westerberg
signature                                                                                                   signature

 Andres Westerberg
name in print                                                                                           name in print